EXHIBIT 10.8

May 29, 2006

Ms. Laryssa Yuel

Private and Confidential

Dear Laryssa:

We are very pleased to offer you the position of Financial Controller with RAM Reinsurance Company Ltd. (“RAM Re” or the “Company”). Reporting to the Chief Financial Officer, your role will include those responsibilities described in the attached job description. This description is not intended to be all inclusive and may expand initially as the Company grows and as you become more familiar with the organization.

The key terms of our offer are as follows:

Start Date: Upon Immigration approval.

Office Location: The main office is located at RAM Re House, 46 Reid Street, Hamilton, Bermuda and other locations as recognized from time to time.

Work Week: Monday through Friday, 9:00 a.m. to 5:00 p.m., including a lunch break of one hour and such other hours as may be necessary or directed. As a salaried employee you will be expected to be flexible with your schedule to accommodate occasional evening and weekend work hours as well as business travel.

Base Salary: You will receive an annual base salary of US$145,000.00 per annum. You will be paid bi-weekly in arrears on every second Thursday of each month. Your salary will be subject to annual review each December with your first review being December 2006.

Bonus: You will be eligible for a discretionary annual performance bonus of up to 40% of your base salary. Bonuses will be awarded based on the Company’s financial performance as well as your personal performance. Your first bonus payment will be paid in January 2007 in respect of the Company’s fiscal year ended December 31, 2006. Any bonus paid in respect of the 2006 year will be prorated based on your employment commencement date.

Government Fees: At present, RAM Re will pay all government employment taxes and social security payments on your behalf without any deductions from your base salary.

RAM REINSURANCE COMPANY LTD., RAM Re House, 46 Reid Street, Hamilton, Bermuda

MAILING ADDRESS: PO Box HM 3302, Hamilton HM PX, Bermuda

TELEPHONE: 441 296 6501 FAX: 441 296 6509 EMAIL: ramre@ramre.bm

Medical Coverage: The Company maintains a standard package of comprehensive health, dental, vision, group life and disability insurances through BF&M that are extended to all employees of RAM Re. The Company will absorb 100% of costs of the premiums of these insurances on your behalf. The Company reserves the right to amend service providers and contribution rates. You may elect to include a spouse or other dependants in the benefit programs, subject to the benefit providers’ conditions and regulations.

Insurance Coverage: The Company will pay the full cost of your Group Life Benefit, Basic Accidental Death and Dismemberment, and Dependant Life Benefit. The Company will provide group life insurance and accidental death and dismemberment coverage at the rate of three times the employee’s annual salary. Long-term disability coverage for all employees is based on the employee’s monthly salary and will be paid at a rate of 75% of monthly earnings. All premiums will be paid by RAM Re.

Flexible Spending Account: You will be eligible to participate in the RAM Re flexible spending account program and take advantage of a $1,500.00 per annum benefit to be used for funding of a range of available options including gym memberships and cellular phone services. This year’s entitlement will be prorated.

Pension: RAM Re maintains a non-contributory, defined contribution pension plan whereby 10% of your base salary and bonus will be paid into a self-directed investment fund. Contributions are invested monthly in arrears. Contributions are fully vested 12 months after employment commences. The 10% pension is inclusive of the mandatory Bermuda pension plan contributions.

Vacation/Leaves of Absence: You will be entitled to 25 days paid holiday for each completed calendar year of continuous employment with the Company plus local public holidays of approximately 10 days per year. Vacation time is calculated annually on a pro-rata basis from January 1 to December 31. Other conditions regarding vacation and other leaves of absence are outlined in the Employee Handbook.

Personal Days: Starting in January of 2006, you will be entitled to two additional vacation days per annum to be used for personal maintenance activities such as parenting/family duties.

Sickness: You will be entitled to sick leave as set forth in the Employee Handbook, If you are absent due to an illness for more than two consecutive days, you may be required to produce a doctor’s certificate.

Overtime: You are considered a professional member of staff and should be prepared to commit sufficient time and effort to the delivery of distinctive service to our clients and to RAM Re responsibilities and special projects. RAM Re compensates employees for overtime hours worked through annual bonus payments.

Confidentiality Agreement: Professional ethics demand faithfulness to those who work for us, and those who entrust work to us. We must be certain that all employees hold any proprietary information learned or given to them in absolute confidence. By accepting employment, you agree to maintain in confidence, and to use only in the interest of RAM Re, any and all information acquired by you in the course of your employment. You will be required to sign an acknowledgement with respect to the Code of Conduct. Further details regarding RAM Re’s policy on confidentiality and other matters can be found in the Code of Conduct.

Discipline Procedures: The Company has a progressive disciplinary procedure in place that allows varying levels of disciplinary action for specific discipline issues. Employees who violate any Company rule or policy will be disciplined fairly, consistently, and in proportion to the seriousness of the circumstances as determined by the management. This may include disciplinary action up to and including summary dismissal from employment for the first offence.

The Company’s disciplinary policy allows different levels of disciplinary action prior to dismissal, depending on the seriousness of the offence. Serious offences for which an employee may be terminated immediately include but are not limited to: intoxication at work, theft, drug use at work, inappropriate use of the internet or electronic mail, falsifying of the employment application, breach of confidentiality of Company information, excessive and unexplained tardiness or absences or other offences. The Company will give the employee every reasonable opportunity to correct deficiencies before being dismissed.

Grievance Procedures: The Company will have a formal grievance procedure in place whereby any aggrieved employee may file a grievance in accordance with procedures set out in the Employee Handbook. Sexual harassment or physical threats will not be tolerated and will also be subject to a formal reporting procedure.

The Company has established procedures for the fair, orderly, and prompt resolution of job related disputes that may arise between employees. Communication is an important tool in maintaining a satisfactory and productive work environment. Any employee involved in a grievance will have the right to participate in this procedure free from interference, coercion, restraint, discrimination, or reprisal. No employee will be penalized for bringing a valid complaint to the attention of management.

Dress Code: The Company has adopted a casual dress code. However, employees should always keep in mind the high standard to be displayed by RAM Re employees and are expected to maintain this same standard in personal appearance, grooming and appropriateness of dress consistent with our professional image. Business attire will be required from time to time.

Training and Development: RAM Re supports and encourages employee development and will contribute to the cost of further education and training as outlined in the Employee Handbook, which will be provided to you upon commencement of employment.

Notice Period: The terms of this agreement may be terminated by either party on giving 3 month’s notice in writing in the event employment is terminated or you wish to leave the Company.

I am very pleased to extend this offer and look forward to you joining the RAM Re team in Bermuda.

I hope that the above terms and conditions meet with your agreement. If so, please contact me at your earliest convenience to advise of your acceptance of the offer. In addition, please sign the attached copy of this letter and forward it to me.

Please call me directly if you have any questions.

Yours Sincerely,

RAM Reinsurance Company, Ltd.

Richard Lutenski, Chief Financial Officer

Accepted and Agreed to:

Laryssa Yuel

05/26/06
Date

JOB DESCRIPTION

Principal Duties and Responsibilities

This position exists to provide professional controllership activities to RAM and its various legal entities. The position is responsible for execution and coordination of accounting; timely, accurate and complete financial reporting and management reporting; and the direct oversight and supervision of financial staff engaged in financial activities. Primary responsibilities and activities include:

1.

Responsible for primary accounting decision-making, including conducting analysis, assessing implications, providing recommendations, reviewing with outside accountants, as necessary, and directing and overseeing implementation of all GAAP accounting pronouncements and the preparation of financial statements in accordance with U.S. GAAP and Bermuda statutory accounting, as appropriate. Oversee and direct the preparation of quarterly and annual financial statements and management reporting according to established schedules and deadlines, such as internal reports and reports for the board of directors or shareholders, assuring that appropriate analytics and reviews are established to help assure accuracy or financial data. Coordinate annual audit and quarterly reviews of outside accounts and developing productive relationships with outside accountants.

2.

Develop and oversee all public financial filings, including any filings made with the SEC, NYSE, and Bermuda statutory authorities. Assure that such filings are in compliance with applicable law, rules, and regulations and coordinate all filings with the outside accountants wherever appropriate.

3.

Responsible for establishing and assuring financial controls, including controls over financial data and access to financial systems, and for documentation of accounting policy and financial processes and controls so as to assure that exposure to misstatement or errors in financial statements and reporting is appropriately mitigated.

4.

Monitor financial performance, including operating expense budget, and provide reports and recommendations regarding variances to plan and budget, as well as recommendations for improvements in business performance and/or planning and budgeting activities so as to result in a more useful, complete, or accurate plan.

5.

Evaluate the performance of financial staff and assure that appropriate resources, both staff and technology, are in place to meet the needs and responsibilities associated with financial and management reporting, accounting, and other financial responsibilities.

6.	Participate actively in the AFGI financial affairs committee in the development of industry standards, enhancing the Company’s reputation in the industry.